                                                                     EXHIBIT 4.3

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                      13-7/8% SENIOR CUMULATIVE REDEEMABLE
                                 PREFERRED STOCK

                                       OF

                             R&B FALCON CORPORATION


                     --------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                     --------------------------------------

         R&B Falcon Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), a Special Committee of the Board of Directors (the "Special Committee"), by unanimous written consent dated April 22, 1999, duly approved and adopted the following resolution (this "Certificate of Designations") which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation the Special Committee, acting under authority granted by the Board of Directors pursuant to a resolution adopted by the Board of Directors on April 19, 1999 in accordance with Section 141 of the DGCL, does hereby designate, create, authorize and provide for the issue of 13-7/8% Senior Cumulative Redeemable Preferred Stock (the "Preferred Stock"), par value $0.01 per share, with a liquidation preference of $1,000 per share, consisting of 1,200,000 shares of Preferred Stock. Of the 1,200,000 shares, (i) 300,000 will be issued on April 22, 1999 and up to 300,000 shares are reserved for future issuance if the Company elects to pay dividends on the Preferred Stock in additional shares of Preferred Stock in accordance with the terms of this Certificate of Designations (collectively, the "Initial Preferred Stock") and (ii) 600,000 are reserved for issuance in connection with the consummation of an exchange offer pursuant to which the Company may exchange the Initial Preferred Stock for shares of new 13-7/8% Senior Cumulative Redeemable Preferred Stock and for issuance if the Company elects to pay dividends on the Preferred Stock after such exchange offer in additional shares of Preferred Stock in accordance with the terms of this Certificate of Designations (collectively, the "New Preferred Stock"). No shares of the New Preferred Stock may be issued except upon the surrender and cancellation of such number of shares of the Initial Preferred Stock having an aggregate Liquidation Preference equal to the aggregate Liquidation Preference of the shares of the New Preferred Stock so issued or to pay dividends on the New Preferred Stock in additional shares of New Preferred Stock in accordance with the terms of this Certificate of Designations. All references in this Certificate of Designations to Preferred Stock shall include Initial Preferred Stock and New Preferred Stock. The Preferred Stock shall have the following powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:



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         1.       CERTAIN DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day which is not a Legal Holiday.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

         "Certificated Securities" has the meaning set forth in Section 15(d) below.

         "Change of Control" has the meaning set forth in Section 8 below.

         "Change of Control Offer" has the meaning set forth in Section 8 below.

         "Change of Control Payment Date " has the meaning set forth in Section 8 below.

         "Change of Control Purchase Price" has the meaning set forth in Section 8 below.

         "Closing Date" means the date on which shares of Preferred Stock are first issued.

         "Commission" means the Securities and Exchange Commission.

         "Depositary" has the meaning set forth in Section 15(a) below.

         "Dividend Payment Date" has the meaning set forth in Section 3 below.

         "Dividend Period" means (a) the initial dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter and (b) thereafter, each quarterly dividend period.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Exchange Date" has the meaning set forth in Section 5 below.

         "Exchange Debentures" means the Company's 13-7/8% Subordinated Exchange Debentures due 2009 issuable in exchange for the Company's Preferred Stock pursuant to Section 5.

         "Exchange Debenture Indenture" has the meaning set forth in Section 5 below.

         "Exchange Debenture Trustee" means the trustee under the Exchange Debenture Indenture.

         "Global Certificates" has the meaning set forth in Section 15(a) below.

         "Global Certificate Holder" has the meaning set forth in Section 15(a) below.

         "Holder" means the record holder of one or more shares of Preferred Stock, as shown on the books and records of the Transfer Agent.



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

         "Indebtedness" has the meaning ascribed to such term in the Exchange Debenture Indenture.

         "Initial Preferred Stock" means shares of Preferred Stock that are not shares of New Preferred Stock.

         "Issue Date" means with respect to a share of Preferred Stock the date of its original issuance.

         "Junior Securities" has the meaning set forth in Section 2 below.

         "Legal Holiday" means a Saturday, a Sunday or a day on which federal offices or banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

         "Liquidated Damages" means the additional amounts, if any, payable to holders of the Preferred Stock under certain conditions pursuant to the terms of the Registration Rights Agreement.

         "Liquidation Preference" means $1,000 per share of Preferred Stock.

         "Mandatory Redemption Date" means May 1, 2009.

         "Moody's" means Moody's Investor Service, Inc. and its successors.

         "New Preferred Stock" means that Company's 13-7/8% Senior Cumulative Redeemable Preferred Stock that may be issued in exchange for the Initial Preferred Stock constituting Preferred Stock as contemplated by the Registration Rights Agreement and having terms identical in all material respects to the Initial Preferred Stock constituting Preferred Stock.

         "1999 Secured Note Indenture" means the indenture relating to the 1999 Secured Notes.

         "1999 Secured Notes" means the 11% Senior Secured Notes due 2006 and the 11-3/8% Senior Secured Notes due 2009 of RBF Finance Co. that are unconditionally guaranteed by the Company.

         "1999 Senior Note Indenture" means the indenture relating to the 1999 Senior Notes.

         "1999 Senior Notes" means the Company's 12-1/4% Senior Notes due 2006.

         "1998 Senior Note Indenture" means the indenture relating to the 1998 Senior Notes.

         "1998 Senior Notes" means the Company's 9-1/8% Senior Notes due 2003 and 9-1/2% Senior Notes due 2008.

         "Parity Securities" has the meaning set forth in Section 2 below.

         "Paying Agent" has the meaning set forth in Section 11(c) below.

         "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

         "Public Equity Offering" means any underwritten public offering shares of common stock (however designated and whether voting or non-voting) of the Company and any and all rights, warrants or options to acquire such common stock pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act.




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

         "RBF Finance Co. Loans" means the loans made pursuant to those ten separate loan agreements each dated March 26, 1999 between the Company and RBF Finance Co., each of which is secured by one of the Company's drilling rigs or the construction contract to build a drilling rig.

         "Redemption Notice" has the meaning set forth in Section 6 below.

         "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement executed and delivered by the Company and dated April 22, 1999.

         "Restricted Subsidiary" means a Restricted Subsidiary under the 1999 Senior Note Indenture.

         "S&P" means Standard & Poors Ratings Group, a division of McGraw-Hill Companies, Inc. and its successors.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person:

                  (1) any corporation of which more than 50% of the total voting power of all classes of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person, and

                  (2) any entity other than a corporation of which at least a majority of the Capital Stock or other equity interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person or through one or more other Subsidiaries of such Person.

         "Transfer Agent" means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Preferred Stock.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

         "Voting Rights Triggering Event" has the meaning set forth in Section 4 below.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         2.       RANKING

         The Preferred Stock shall, with respect to dividends and rights on the liquidation, winding-up and dissolution of the Company, rank (i) senior to each class of capital stock of the Company outstanding or established after the date hereof by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to, together with the common stock of the Company, as "Junior Securities") and (ii) on a parity with each other class of preferred stock established after the Closing Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the "Parity Securities"). While any Preferred Stock is outstanding, the Company may not, without the approval of the Holders of at least a majority of the Preferred Stock then outstanding, voting or consenting as a separate class, authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities, except that the Company may issue (a) shares of New Preferred Stock pursuant to this Certificate of Designations and as provided in the Registration Rights Agreement, and (b) shares of Initial Preferred Stock or New Preferred Stock to pay dividends thereon in accordance with this Certificate of

Designations. While any Preferred Stock is outstanding, the Company may not authorize, create or issue (by way of reclassification or otherwise) any future issuances of preferred stock that rank senior to the Preferred Stock.

         3.       DIVIDENDS

         The Holders of shares of the Preferred Stock are entitled to receive, whether or not dividends are declared by the Board of Directors out of funds of the Company, cumulative preferential dividends from the Issue Date accumulating at a rate equal to 13-7/8% of the Liquidation Preference per annum from the Issue Date, payable quarterly per share on February 1, May 1, August 1, and November 1, or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the Holders as of the immediately preceding January 15, April 15, July 15 and October 15 (each, a "Record Date"). All accrued and unpaid dividends will compound on a quarterly basis at a rate per annum equal to 13-7/8%. Dividends may be paid in cash or, at the Company's option until May 1, 2004, by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. In the event that on or prior to May 1, 2004 dividends are declared and paid through the issuance of additional shares of Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. After May 1, 2004, dividends must be paid in cash. The first dividend payment of Preferred Stock will be payable on August 1, 1999. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

         The dividend rate on the Preferred Stock is subject to increase, and Liquidated Damages will be payable on the Dividend Payment Dates set forth above, in certain circumstances as specified in the Registration Rights Agreement, if, among other matters, the Preferred Stock is not registered with the Commission within the time periods prescribed in the Registration Rights Agreement. All references herein to "dividends" shall be deemed to include any such "Liquidated Damages."

         Dividends on the Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. In the event that dividends on the Preferred Stock are in arrears and unpaid for three or more quarterly dividend periods (whether or not consecutive), holders of Preferred Stock will be entitled to certain voting rights pursuant to Section 4 hereof. The Company shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, and to make or keep funds legally available for the payment of dividends.

         If the Company pays a dividend on the Preferred Stock by issuing additional shares of Preferred Stock (or otherwise is deemed to pay a distribution for United States federal income tax purposes) to any Person with respect to which the Company determines, after request of such information from such Person as the Company deems appropriate, that it is obligated to withhold United States federal tax, then prior to any such distribution the Company shall be entitled to liquidate on behalf of such Person the additional shares of Preferred Stock to the extent necessary in order to fully fund the Company's withholding obligation. The Company will promptly distribute to such Person the balance of the additional shares of Preferred Stock not used to fund such withholding obligation.

         Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Preferred Stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

         No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. So long as any Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Preferred Stock:
(i) no dividend (other than a dividend payable solely in shares of additional Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; (iv) no warrants, rights, calls or options requiring the Company or any of its Subsidiaries to purchase any Parity Securities or Junior Securities shall be directly or indirectly issued by the Company or any of its Subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by the Company or any of its Subsidiaries. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

         4.       VOTING RIGHTS; AMENDMENTS

         Holders of shares of the Preferred Stock shall have no voting rights, except as required by law and as provided herein. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding Preferred Stock for three or more quarterly Dividend Periods (whether or not consecutive); (b) the failure of the Company to make any required Change of Control Offer or (c) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designations and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Preferred Stock then outstanding (each of the events described in clauses (a), (b) and (c) being referred to herein as a "Voting Rights Triggering Event"), then the Holders of a majority of the outstanding shares of Preferred Stock, with the holders of shares of any Parity Securities, issued after the Closing Date, upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect two directors to the Company's Board of Directors for successive one-year terms until all dividends in arrears on the Preferred Stock have been paid or declared and set apart for payment, the Company has made and, to the extent any shares of Preferred Stock are tendered, consummated, such Change of Control Offer, or such failure to comply with covenants or other agreements has been cured. Upon the Company's paying or declaring and setting apart of funds for payment of all such dividends in arrears, making and consummating such Change of Control Offer or curing such failure to comply with covenants or other agreements, the term of office of each director elected will immediately terminate and the number of directors constituting the entire Board of Directors will be reduced by the number of directors elected by the holders of the Preferred Stock and any Parity Securities.

         In addition to the provisions described above in Section 2, the Company shall not, without the approval of the Holders of at least a majority of the Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation (including this Certificate of Designations) or the bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the Preferred Stock or reduce the time for any notice to which the Holders of the Preferred Stock may be entitled. Subject to Section 2 hereof, an amendment of the Company's Certificate of Incorporation to authorize or create, or to increase the amount of Junior Securities or Parity Securities shall not be deemed to affect adversely the powers, preferences or rights of the holders of the Preferred Stock.

         Notwithstanding the foregoing, modifications and amendments to the Certificate of Designations described in Section 8 below may be made by the Company with the consent of the Holders of a majority of the Preferred Stock then outstanding; provided that following the mailing of any Change of Control Offer and until the expiration date for Holders to accept that Change of Control Offer no such modification or amendment may, without the consent of the Holder of each outstanding share of Preferred Stock affected thereby, modify any Change of Control Offer for the Preferred Stock required by Section 8 in a manner materially adverse to the holders of outstanding Preferred Stock. Holders of a majority of the outstanding Preferred Stock may waive any past default of the provisions of Section 8 except a default arising from failure to purchase any Preferred Stock tendered pursuant to a Change of Control Offer.

         5.       EXCHANGE

         The Preferred Stock will not be exchangeable for Exchange Debentures unless on a Dividend Payment Date the Company could, among other things, (1) redeem the Preferred Stock, (2) incur the indebtedness evidenced by the Exchange Debentures and (3) pay in cash the dividend payable on such Dividend Payment Date, without violating the covenants in the 1998 Senior Note Indenture, the 1999 Senior Note Indenture and the 1999 Secured Note Indenture. If the Preferred Stock is exchangeable pursuant to the preceding sentence, the Company may, at its option, on such Dividend Payment Date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for Exchange Debentures with a principal amount equal to the Liquidation Preference of the Preferred Stock plus, without duplication, the accrued and unpaid dividends due on the Exchange Date; provided that: (i) on the date of such exchange there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Preferred Stock (other than the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the 1999 Secured Note Indenture, 1999 Senior Note Indenture, the 1998 Senior Note Indenture and the Exchange Debenture Indenture) would exist under such indentures or would be caused thereby; (iv) the Exchange Debenture Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion to the Exchange Debenture Trustee to the effect that all conditions to be satisfied prior to such exchange have been satisfied. At any time, the Company may make an irrevocable election to waive its right to exchange the Preferred Stock for Exchange Debentures.

         Upon any exchange pursuant to the preceding paragraph, Holders of outstanding Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference of Preferred Stock held by them, plus, without duplication, the accrued and unpaid dividends due on the Exchange Date. The Exchange Debentures will be issued in registered form, without coupons. The Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each Holder of Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such Holder's shares of Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture having a principal amount less than $1,000. Notice of the intention to exchange will be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the date of exchange (the "Exchange Date"), by first class mail, postage prepaid, to each Holder of Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of exchange has been properly given (unless the Company defaults in issuing Exchange Debentures in redemption by means of the exchange for the Preferred Stock or fails to pay or set aside accrued and unpaid dividends and Liquidated Damages, if any, on the Preferred Stock), and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the holders of the Preferred Stock will cease to be stockholders with respect to such shares and will have no interest in or claims against the Company by virtue thereof (except the right to receive Exchange Debentures in exchange therefor and accrued and unpaid dividends thereon to the Exchange Date) and will have no voting or other rights with respect to such shares, dividends will cease to accrue on the Preferred Stock, and the shares of Preferred Stock will no longer be outstanding. No shares of Preferred Stock may be exchanged for Exchange Debentures unless the Company has paid or set aside for the benefit of the holders of the Preferred Stock all accrued and unpaid dividends on the Preferred Stock, and Liquidated Damages, if any, to the Exchange Date.

         Prior to the exchange of all outstanding shares of Preferred Stock for Exchange Debentures, the Company shall not amend or modify the form of the Indenture for the Exchange Debentures from the form thereof certified by the Secretary of the Company and delivered to the Transfer Agent on the Closing Date (the "Exchange Debenture Indenture") (except as expressly provided therein in respect of amendments without the consent of holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, together as one class.




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

         6.       REDEMPTION

                  Mandatory Redemption

         On the Mandatory Redemption Date, the Company shall redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends (including an amount in cash equal to a pro rated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Preferred Stock. The Company shall take all actions required or permitted under Delaware law to permit such redemption.

                  Optional Redemption

         The Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after May 1, 2004, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends (including an amount in cash equal to a pro rated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on May 1 of each of the years set forth below:

              YEAR                                                    PERCENTAGE
              ----                                                    ----------
              2004.................................................     106.938%
              2005.................................................     104.625%
              2006.................................................     102.313%
              2007 and thereafter..................................     100.000%

         Notwithstanding the foregoing, at any time on or prior to May 1, 2002 the Company may, at its option, redeem in whole or in part, shares of Preferred Stock having an aggregate Liquidation Preference of up to $105 million at a price in cash equal to 113.875% of the Liquidation Preference thereof, plus accrued and unpaid dividends and Liquidated Damages, if any, to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that any such redemption shall occur within 45 days of the date of the closing of such Public Equity Offerings.

                  Procedures for Redemption

         At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Preferred Stock at such Holder's address as it appears on the register maintained by the Transfer Agent, provided, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

         (i) whether the redemption is pursuant to a mandatory redemption or optional redemption as specified in this Section 6;

         (ii)     the redemption price;

         (iii) whether all or less than all the outstanding shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

         (iv)     the redemption date;

         (v) that the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Preferred Stock to be redeemed; and

         (vi) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accumulate on such redemption date unless the Company defaults in the payment of the redemption price.

         Each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the redemption date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         On and after the redemption date, unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the redemption date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the redemption date, other than the right to receive the redemption price; provided, that if the Redemption Notice shall have been given as provided above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the redemption date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price.

         7.       LIQUIDATION RIGHTS

         Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each Holder of shares of the Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such Holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued and unpaid dividends and Liquidated Damages, if any, to which Holders of Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of record of the Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages to which each is entitled. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

         8.       CHANGE OF CONTROL

         Upon the occurrence of any of the following events (each a "Change of Control"), the Company shall make an offer (the "Change of Control Offer") to each Holder of Preferred Stock to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the shares of Preferred Stock held by such Holder, any fractional shares) of such Holder's Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus, without duplication, all accrued and unpaid dividends per share to the date of purchase (including an amount in cash equal to a pro rated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase (the "Change of Control Payment Date") to the Change of Control Payment Date) and Liquidated Damages, if any, to the Change of Control Payment Date (the "Change of Control Purchase Price"):

         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

         (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; and

         (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company or the Company and its Restricted Subsidiaries taken as a whole to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (a) the ratings assigned to the 1999 Senior Notes by Moody's and S&P prior to the announcement are not downgraded or placed on a negative credit watch by either such rating agency as a result thereof and (b) no Default has occurred and is continuing under the 1999 Senior Note Indenture.

         Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Preferred Stock stating, among other things: (a) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such Holder's Preferred Stock for the Change of Control Purchase Price; (b) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (c) the Change of Control Payment Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (d) the instructions determined by the Company, consistent with this Section 8, that a Holder must follow in order to have its Preferred Stock purchased.

         The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Preferred Stock pursuant to this Section 8. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 8, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 8 by virtue thereof.

         If any credit facility that provides for an event of default or requires a payment upon a Change of Control is in effect or if the 1998 Senior Notes, 1999 Senior Notes or 1999 Secured Notes or the RBF Finance Co. Loans are outstanding or if any other Indebtedness of the Company or its Subsidiaries that requires a payment upon a Change of Control is outstanding, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, then prior to the mailing of the notice to Holders described in the second preceding paragraph, but in any event within 30 days following any Change of Control, the Company shall (i) (A) repay or cause the borrowers thereunder to repay in full all obligations under or in respect of such credit facility, such senior notes, such secured notes and such loans and such other Indebtedness of each lender who has then irrevocably accepted such offer or (B) obtain and cause such other borrowers to obtain the requisite consent under such credit facility and such other Indebtedness from the holders of such other Indebtedness and from the holders of the 1998 Senior Notes, 1999 Senior Notes, 1999 Secured Notes and the RBF Finance Co. Loans, respectively, to permit the repurchase of the Preferred Stock as described above without violating any applicable covenants and other contractual restrictions contained in the instruments governing such credit facility and other Indebtedness and the 1998 Senior Note Indenture, 1999 Senior Note Indenture and the 1999 Secured Note Indenture, and (ii) if the Company and any other borrowers do not obtain such requisite consents pursuant to clause (i)(B) above, take such other or additional actions as may be required to consummate the Change of Control Offer without violating any applicable covenants or other contractual restrictions contained in the instruments governing such credit facility and other Indebtedness and the 1998 Senior Note Indenture, 1999 Senior Note Indenture and 1999 Secured Note Indenture. The Company may not, and shall not be required to, purchase Preferred Stock in the event of a Change of Control unless and until it has complied with the covenant described in the preceding sentence; provided, that the Company's failure to comply with the covenant described in the preceding sentence constitutes a Voting Rights Triggering Event described in clause (b) of the second sentence of Section 4 hereof. The failure of the Company, following a Change of Control, to make a Change of Control Offer or to pay when due the Change of Control Purchase Price for shares of Preferred Stock tendered in conformity with any such Change of Control Offer will give the holders of the Preferred Stock the rights described under Section 4 hereof.

         If the Company has any outstanding preferred stock (other than the Preferred Stock) with respect to which the Company is required to make an offer to redeem or purchase or to make a distribution with respect to such preferred stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such preferred stock (other than the Preferred Stock and any Parity Securities having comparable rights on a Change of Control) until such time as the Company shall have paid the Change of Control Purchase Price in full to the Holders of Preferred Stock that have validly accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to such Holders. The Company shall not issue preferred stock with change of control provisions requiring the redemption or purchase of such preferred stock prior to or contemporaneous with the redemption or purchase of the Preferred Stock in the event of a Change of Control without the approval of holders of at least a majority of the Preferred Stock then outstanding.

         The Company shall not be required to make a Change of Control Offer to the Holders of Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth and purchases all shares of Preferred Stock validly tendered and not withdrawn under such Change of Control Offer. Further, the Company's obligation to purchase any Preferred Stock tendered to the Company pursuant to a Change of Control Offer may be discharged by a third party's purchase of such Preferred Stock and payment therefor in accordance with the terms of the Change of Control Offer.

         9.       MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Company shall not consolidate with or merge into any Person, continue in another jurisdiction, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless:

         (1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

         (2) the Preferred Stock shall be converted into or exchanged for and shall become shares of such Successor, having in respect of such Successor, the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately before such transactions; and

         (3) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred and be continuing.

         10.      REPORTS

         Whether or not required by the rules and regulations of the Commission, so long as any shares of Preferred Stock are outstanding, the Company shall furnish to the Holders of the Preferred Stock within 15 days after it would have been required to file them with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (without exhibits) if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and (ii) all current reports that would be required to be filed with the Commission on Form 8-K (without exhibits) if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Company shall furnish to the Holders of the Preferred Stock and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the Preferred Stock is not freely transferable under the Securities Act.

         11.      PAYMENT

                  a. All amounts payable in cash with respect to the Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Preferred Stock at their respective addresses set forth in the register of Holders of Preferred Stock maintained by the Transfer Agent; provided that all cash payments with respect to the Global Certificates shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

                  b. Any payment on the Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

                  c. The Company has initially appointed the Transfer Agent to act as the "Paying Agent." The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference of the Preferred Stock plus, without duplication, accumulated and unpaid dividends (including an amount in cash equal to a pro rated dividend for any partial Dividend Period) and Liquidated Damages, if any, on the Preferred Stock shall have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designations, the Company shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Preferred Stock for payment and exchange.

                  d. Dividends payable on the Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

                  e. All moneys and shares of Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and accumulated and unpaid dividends and Liquidation Damages, if any, on any shares of Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Preferred Stock shall thereafter look only to Company for payment thereof.

         12.      EXCLUSION OF OTHER RIGHTS

         Except as may otherwise be required by law, the shares of Preferred Stock shall not have any powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

         13.      HEADINGS OF SUBDIVISIONS

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         14.      SEVERABILITY OF PROVISIONS

         If any of the powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         15.      FORM OF PREFERRED STOCK

         (a) The Preferred Stock shall initially be issued in the form of one or more Global Certificates ("Global Certificates"). The Global Certificates shall be deposited on the date of original issuance of the Initial Preferred Stock with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "Global Certificate Holder").

         (b) So long as the Global Certificate Holder is the registered owner of any Preferred Stock, the Global Certificate Holder shall be considered the sole Holder under this Certificate of Designations of the shares of Preferred Stock evidenced by the Global Certificate. Beneficial owners of shares of Preferred Stock evidenced by the Global Certificate shall not be considered the owners or holders thereof under this Certificate of Designations for any purpose.

         (c) Payments in respect of the Liquidation Preference of and accumulated and unpaid dividends and Liquidated Damages, if any, on any Preferred Stock registered in the name of the Global Certificate Holder on the applicable record date shall be payable by the Company to or at the direction of the Global Certificate Holder in its capacity as the registered holder under this Certificate of Designations. The Company may treat the persons in whose names Preferred Stock, including, without limitation, the Global Certificate, are registered as the owners thereof for the purpose of receiving such payments.

         (d) Any person having a beneficial interest in a Global Certificate may, upon request to the Company, exchange such beneficial interest for Preferred Stock in the form of registered definitive certificates (the "Certificated Securities"). Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Depositary has notified the Company that it is unwilling or unable to continue as depositary for the Global Certificate and the Company thereupon fails to appoint a successor to the Depositary within 90 days, or (ii) has ceased to be a clearing agency registered under the Exchange Act, or (iii) the Company, at its option, elects to cause the issuance of Preferred Stock in the form of Certificated Securities, then, upon surrender by the Global Certificate Holder of its Global Certificate, Preferred Stock in such form of Certificated Security will be issued to each person that the Global Certificate Holder and the Depositary identify as being the beneficial owner of the related Preferred Stock. In each such case, the Company shall notify the Transfer Agent in writing that, upon surrender by a person having a beneficial interest in the Global Certificate of their interest in such Global Certificate. Certificated Securities will be issued to each person that the Global Certificate Holder and the Depositary identify as being the beneficial owner of the related Preferred Stock.

         (e) (i) Each Global Certificate shall bear a legend in substantially the following form:

                  "UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR A SECURITY IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. THE DEPOSITORY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY AND THE TRANSFER AGENT. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW
                  YORK) ("DTC") TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

         (f) All shares of Preferred Stock will bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:

                  "THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS acquisition HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

                           (1) REPRESENTS THAT (a) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2)
                     (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI"));

                           (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRANSFER AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRANSFER AGENT) AND AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, AND IN EACH CASE, IN ACCORDANCE WITH

                     THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND

                           (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY to the EFFECT OF THIS LEGEND.

         IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Steven A. Webster, President of the Company, and attested by Leighton E. Moss, its Assistant Secretary, this 22nd day of April, 1999.

                                      R&B FALCON CORPORATION


                                      By:      /S/ STEVEN A. WEBSTER
                                               ---------------------------------
                                               Name:    Steven A. Webster
                                               Title:   President


ATTEST:


By:      /S/ LEIGHTON E. MOSS
         ----------------------------
         Name:    Leighton E. Moss
         Title:   Assistant Secretary